As filed with the Securities and Exchange Commission on January 19, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STREICHER MOBILE FUELING, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	65-0707824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
(954) 308-4200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive office)

Richard E. Gathright
President and Chief Executive Officer
Streicher Mobile Fueling, Inc.
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
(954) 308-4200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies of Communications to: S. Lee Terry, Jr., Esq. Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, Colorado 80202 Phone: (303) 892-7484 Fax: (305) 892-7400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee*
Common Stock, $.01 par value per share	360,000 shares	$3.21(2)	$1,155,600(2)	$123.65
Common Stock Purchase Warrants	360,000 warrants	$2.28	$820,800	$87.83

(1)
The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant’s common stock that may become issuable as a result of any stock splits, stock dividends or similar event.

(2)
Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Registrant’s common stock as reported on the Nasdaq SmallCap Market on January 17, 2006 in accordance with Rule 457(c) under the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and neither Streicher Mobile Fueling, Inc. nor the selling shareholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 19, 2006

PROSPECTUS

STREICHER MOBILE FUELING, INC.
360,000 SHARES OF COMMON STOCK
360,000 WARRANTS TO PURCHASE COMMON STOCK

This prospectus relates to 360,000 warrants to purchase shares of common stock and 360,000 shares of common stock, $.01 par value, issuable upon exercise of the warrants that may be sold from time to time by the selling shareholders named in this prospectus. The warrants were issued in a private placement in September 2005 and entitle the holder to purchase one share of common stock at an exercise price of $2.28 per share.

This offering is not being underwritten. The offering price of our common stock that may be sold by selling shareholders may be the market price for our common stock prevailing at the time of sale on the Nasdaq SmallCap Market, a price related to the prevailing market price, a negotiated price or such other prices as the selling shareholders determine from time to time. The warrants do not have an established trading market and will not be listed on any securities exchange. The offering price of the warrants that may be sold by the selling shareholders may be the market price, if a market develops, a negotiated price or such other prices as the selling shareholders determine from time to time.

Streicher Mobile Fueling, Inc. will not receive any proceeds from the sale of the shares or the warrants by any of the selling shareholders. We may, however, receive cash consideration in connection with the exercise of the warrants for cash.

Our common stock is quoted on the Nasdaq SmallCap Market under the symbol “FUEL.” On January 18, 2006, the closing price of our common stock was $3.08 per share.

See “Risk Factors” beginning on page 3 for a description of certain matters which you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ___________, 2006.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements about our future which are “forward-looking statements” within the meaning of Section 21E of the Securities Act of 1933 and Section 27A of the Securities Exchange Act of 1934. We intend such forward looking statements to be covered by the safe harbor protections for such statements contained in those provisions. All statements other than statements of historical fact we make in this prospectus or any other document incorporated by reference are forward-looking statements. In some cases, you can identify these forward-looking statements by terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of those words or other comparable terminology. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” in this prospectus. You should pay particular attention to the cautionary statements involving our history of losses, our capital requirements, our expansion and acquisition strategies, competition and government regulation. These factors and the others set forth under “Risk Factors” may cause our actual results to differ materially and adversely from any forward-looking statement.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

Because this is a summary, it may not contain all information which may be important to you. You should read this entire prospectus, including the information incorporated by reference, before you decide whether to buy our common stock. You should pay special attention to the risks of investing in our common stock as discussed under “Risk Factors.”

Streicher Mobile Fueling, Inc.

We provide commercial mobile and bulk fueling; integrated out-sourced fuel management; packaging, distribution and sale of lubricants and chemicals; transportation logistics and emergency response services. Our fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. In addition, our fleet of special duty tractor-trailer units provides heavy and ultra-heavy haul transportation logistics services over short and long distances to customers requiring the movement of over-sized and/or over-weight equipment and heavy manufactured products. At December 31, 2005, we were conducting operations in California, Florida, Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C.

In February 2005, we acquired substantially all of the assets and business operations of Shank C&E Investments, L.L.C. (“Shank Services”) a Houston, Texas based provider of commercial fuel, petroleum lubricants distribution and sales and heavy haul transportation services. Shank Services, which conducts its operations through our subsidiary, SMF Services, Inc., generates revenues from the sale of commercial fuel, petroleum lubricants and heavy haul operations.

On October 1, 2005, we acquired all of the stock of H & W Petroleum Company, Inc. (“H & W”), a Houston, Texas based marketer and distributor of lubricants, commercial fuels and petroleum products. Immediately prior to the consummation of this transaction, H & W acquired the operating assets of Harkrider Distributing Company, Incorporated (“Harkrider”), a Houston based marketer and distributor of dry cleaning solvents, chemicals and petroleum products, which was related to H & W through some common shareholder ownership. In addition to providing service to the greater Houston metropolitan area, the combined H & W and Harkrider operations also serve the Dallas/Fort Worth, Freeport, Longview, Lufkin, San Antonio, and Waco markets in Texas.

We are a Florida corporation. Our principal executive office is located at 200 West Cypress Creek Road, Suite 400, Ft. Lauderdale, Florida 33309, and our phone number is (954) 308-4200.

The Offering

We are registering 360,000 four-year warrants to purchase common stock and 360,000 shares of common stock issuable upon the exercise of the warrants, to be offered for sale by certain of our shareholders.

The selling shareholders purchased the warrants in a private placement completed on September 1, 2005. We relied on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder in connection with the private placement.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares or the warrants by the selling shareholders. We may, however, receive cash consideration in connection with the exercise of the warrants for cash.

RISK FACTORS

You should carefully read and consider the following factors and other information included or incorporated by reference in this prospectus before investing in our common stock.

No Assurances of Future Profitability; Losses from Operations; Need for Capital. We incurred net losses for the fiscal years ended June 30, 2005, 2004 and 2003. In order to earn profits in the future, we need to increase volumes at profitable margins, control costs, fully integrate acquisitions and generate sufficient cash flow to support working capital and debt service requirements. There is no assurance that our management will be able to accomplish our business plan or continue to raise capital at terms which are acceptable to us in order to support working capital requirements or debt service shortfalls during any business downturns. At June 30, 2005, our working capital was $5.9 million compared to $2.5 million on June 30, 2004. The $3.4 million increase principally relates to an increase in net margin per gallon of 2.2 cents per gallon and the increase in gallons sold of 11.8 million for the year ended June 30, 2005 compared to the year ended June 30, 2004. There can be no assurance that this trend will continue in the future. The October 1, 2005 acquisition of H & W Petroleum, Inc. is likely to affect the Company’s future profitability and working capital. While we believe that this acquisition will have a positive impact on the Company’s future profitability and working capital, there can be no assurance that it will in fact be positive. Moreover, the interest and associated costs of the $3.0 million five-year September 2005 10% debt financing used to finance the bulk of the H & W acquisition are expected to burden the generation of future income from operations and working capital but the extent to which such costs will be offset by income from H & W cannot be assured. In addition, adverse market conditions, negative customer reactions to new or existing marketing strategies, or depressed economic conditions generally may cause net margin not to improve further or even to diminish.

Trading Market for SMF Group’s Common Stock. During the year ended December 31, 2005, our common stock frequently traded in large daily volumes and at wide price variances. This volatility could make it difficult for our shareholders to sell shares at a predictable price or at specific times. In addition, there may be volatility in the market price of the common stock due to factors beyond our control. Quarterly operating results, changes in general conditions in the economy, the financial markets or other developments affecting us could cause the market price of our common stock to fluctuate.

Growth Dependent Upon Future Expansion; Risks Associated With Expansion into New Markets. We intend to continue to expand through the acquisition of existing companies or their operations and customer bases. Our growth will also depend upon the ability to achieve greater penetration in existing markets and to successfully enter new markets in both additional major and secondary metropolitan areas. Market penetration and expansion into new markets will largely be dependent on our ability to demonstrate the benefits of our services and products to potential new customers; successfully establish and operate new locations; hire, train and retain qualified management, operating, marketing and sales personnel; finance capital expenditures and working capital requirements; secure reliable sources of product supply on a timely basis and on commercially acceptable credit terms; and successfully manage growth by effectively supervising operations, controlling costs and maintaining appropriate quality controls. There can be no assurance that we will be able to successfully expand our operations into new markets.

Acquisition Availability; Integrating Acquisitions. Our future growth strategy involves the acquisition of businesses engaged in wholesale commercial bulk and mobile fueling, marketers and distributors of petroleum lubricants and chemicals and transportation logistics services businesses in existing and new markets. In February 2005, we acquired substantially all of the assets and business operations of Shank Services, a Houston, Texas based provider of commercial fuel, petroleum lubricants distribution and sales, and heavy and ultra-heavy haul transportation services. On October 1, 2005, we acquired the stock of H & W, a Houston based distributor of lubricants, fuels, other petroleum products and chemicals. There can be no assurance that we will be able to fully integrate these operations with our pre-existing operations or that we will identify or be in a position to make suitable acquisitions on acceptable terms in the future. Similarly, there is no certainty that we will be able to obtain acceptable financing for such acquisitions or that any future acquisitions made will be effectively and profitably integrated into our operations. In particular, to finance future acquisitions, we believe that it is important for us to control our interest expense, by the issuance of equity securities or otherwise, since that expense increased significantly from the debt financing used for our recent acquisitions. All acquisitions involve risks that could adversely affect our operating results, including management commitment; integration of the operations and personnel of the acquired business; future write downs of acquired intangible assets; and the failure to retain key personnel of the acquired business.

Management of Growth; Accounting and Information Technology Systems Implementation. Our future growth strategy is dependent on effective operational, financial and other internal systems, and the ability to attract, train, motivate, manage and retain our employees. If we are unable to manage growth effectively, results of operations will be adversely affected. In particular, the results of operations will be influenced by the redesign and implementation of our accounting and information technology systems to reduce operating costs and improve our ability to effectively manage our business and integrate acquisitions. While we are optimistic about this redesign project based on preliminary results, there can be no assurance that such redesign and implementation will be completed as planned, or that it will have the intended results.

Dependence on Key Personnel. Our future success will be largely dependent on the continued services and efforts of Richard E. Gathright, our Chief Executive Officer and President, and on other key executive personnel. The loss of the services of Mr. Gathright or other executive personnel could have a material adverse effect on our business and prospects. Our success and plans for future growth will also depend on our ability to attract and retain additional qualified management, operating, marketing, sales and financial personnel. There can be no assurance that we will be able to hire or retain such personnel on terms satisfactory to us. While we have recently extended Mr. Gathright’s existing employment agreement so that it now expires February 28, 2006, and automatically renews each year for additional one year terms unless either party gives prior notice of an intent to terminate, his long term future employment is not guaranteed by such agreement . We have also entered into written employment agreements with certain other key executive personnel.

Fuel Pricing and Supply Availability; Effect on Profitability. Diesel fuel and gasoline are commodities which are refined and distributed by numerous sources. We purchase the fuel delivered to our customers from multiple suppliers at daily market prices and in some cases qualify for certain discounts. We monitor fuel prices and trends in each of our service markets on a daily basis and seek to purchase our supply at the lowest prices and under the most favorable terms. For our fueling operations, commodity price risk is mitigated since we purchase and deliver our fuel supply daily and generally utilize cost-plus pricing when billing our customers. If we cannot continue to utilize cost-plus pricing when billing our customers, margins would likely decrease and losses could be incurred. We have not engaged in derivatives or futures trading to hedge fuel price movements. In addition, diesel fuel and gasoline may be subject to supply interruption due to a number of factors, including natural disasters, refinery and/or pipeline outages and labor disruptions. The reduction of available supplies could impact our ability to provide commercial bulk and mobile fueling, and emergency response services and impact profitability. While we maintained our record of obtaining supplies for our customers and for emergency work during difficult conditions encountered in the extraordinary hurricane season of 2005, which included Hurricane Katrina and its resulting flood of New Orleans, there is no assurance that this record will continue in the future or that our business will not be adversely affected by supply problems in the future.

Dependence on Suppliers. While multiple suppliers of diesel fuel and gasoline are typically available to our wholesale commercial bulk and mobile fueling operations, our lubricants and chemicals operations are more dependent on our relationships with a limited number of suppliers. While there can be no assurance that our relationship with any supplier of lubricants or chemicals will not change, we believe that, if it became necessary to change suppliers or to alter the nature or extent of our relationship with one or more of these suppliers, we have the ability to do so without a material adverse effect on our lubricants and chemicals operations.

Risks Associated with Customer Concentration; Absence of Written Agreements. Although we provide services to numerous customers, a significant portion of our revenue is generated from a few of our larger customers. While we have formal, length of service written contracts with some of these larger customers, such agreements are not customary in our business and have not been entered into by us with the majority of our customers. As a result, most of our customers can terminate our relationship at any time and for any reason, and we can similarly discontinue providing products or services to any of those customers. We may elect to discontinue service to a customer if changes in the service conditions or other factors cause us not to meet our minimum level of margins and rates, and the pricing or delivery arrangements cannot be re-negotiated. As a result of this customer concentration and the limited number of written agreements, our business, results of operations and financial condition could be materially adversely affected if one or more of our large customers were lost or if we were to experience a high rate of service terminations.

Competition. In our mobile fueling operations, we compete with other mobile fueling service providers, including several regional companies and numerous small, independent operators who provide these services. We also compete with retail marketing where fleet operators have the option of fueling their own equipment at retail stations and other third-party service locations such as card lock facilities. Our heavy haul and ultra-heavy haul transportation business competes with other providers, including larger regional companies. Our lubricants, chemicals and wholesale commercial fuel distribution operations compete with numerous other large and small providers of similar services. Our ability to compete is dependent on numerous factors, including price, delivery dependability, credit terms, service locations and the quality of our customer service, including but not limited to reporting and invoicing services. There can be no assurance that we will be able to continue to compete successfully as a result of these or other factors.

Operating Risks May Not Be Covered by Insurance. The bulk of our operations are subject to the operating hazards and risks normally incidental to handling, storing and transporting diesel fuel, gasoline, petroleum lubricants and chemicals, almost all of which are classified as hazardous materials. We maintain insurance policies in amounts and with coverages and deductibles we believe are reasonable and prudent. However, there can be no assurance that our insurance will be adequate to protect us from liabilities and expenses that may arise from claims for personal and property damage arising in the ordinary course of business, that we will be able to maintain acceptable levels of insurance or that insurance will be available at economical prices.

Changes in Environmental Requirements. We hope to generate future business for our mobile fueling operations by converting fleet operators who are currently utilizing underground fuel storage tanks for their fueling needs to commercial mobile fueling. The owners of underground fuel storage tanks are being required to remove or retrofit those tanks to comply with technical regulatory requirements pertaining to their construction and operation. If other more economical means of compliance are developed or adopted by owners of underground storage tanks, the opportunity to market our services to these owners may be adversely affected. Correspondingly, new or changed environmental regulations could also affect the costs involved in providing mobile fueling services or the sale of petroleum lubricants and chemicals.

Governmental Regulation. Our operations are affected by numerous federal, state and local laws, regulations and ordinances, including those relating to protection of the environment and worker safety. Various federal, state and local agencies have broad powers under these laws, regulations and ordinances. In particular, the operation of our commercial mobile fueling fleet and its transportation of diesel fuel and gasoline are subject to extensive regulation by the U.S. Department of Transportation (“DOT”) under the Federal Motor Carrier Safety Act (“FMCSA”) and the Hazardous Materials Transportation Act (“HMTA”). We are subject to regulatory and legislative changes that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, its services. In addition, we depend on the supply of diesel fuel, gasoline, petroleum based lubricants and chemicals from the oil and gas industry so that we are affected by changing taxes, price controls and other laws and regulations generally relating to the oil and gas industry. We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations.

The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may impose penalties or sanctions for damages to natural resources or threats to public health and safety. Such laws and regulations may also expose us to liability for the conduct of or conditions caused by others, or for acts of which we were in compliance with all applicable laws at the time such acts were performed. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for joint and several liability for remediation of spills and releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources.

Although we believe that we are in substantial compliance with existing laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. There could be an adverse affect upon our operations if there were any substantial violations of these rules and regulations. Moreover, it is possible that other developments, such as stricter environmental laws, regulations and enforcement policies thereunder, could result in additional, presently unquantifiable, costs or liabilities to us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling shareholders. All proceeds from the sale of the offered shares will be for the accounts of the selling shareholders. We may, however, receive cash consideration in connection with the exercise of the warrants.

SELLING SHAREHOLDERS

We are registering for resale warrants to purchase our common stock and the shares of our common stock that may be issued upon exercise of the warrants held by the selling shareholders.

The following table sets forth certain information regarding the beneficial ownership, as of January 9, 2006, by each of the selling shareholders. As of the date of this prospectus, we do not anticipate adding additional selling shareholders at a later time. We are not aware of any unidentified selling shareholders. The information in the table below is based upon information provided to us by the selling shareholders. Except as disclosed below, none of the selling shareholders owns any common stock other than the offered shares nor will they own any common stock if they sell all of their offered shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the offered shares.

To the best of our knowledge, none of the selling shareholders has any position, office or other material relationship with us or any of our affiliates within the past three years except as described below:

•
Leonid Frenkel is the managing member of Triage Capital LF Group LLC (“Triage Capital”), which acts as the general partner to a general partner of both Triage Capital Management, L.P. and Triage Capital Management B, L.P. Triage Capital acts as the manager of a limited liability company that acts as general partner to Triage Advisors, L.P., an investment manager of Triage Offshore Fund, Ltd. Mr. Frenkel also acts as the general partner to Periscope Partners L.P. He disclaims beneficial ownership of the Company’s securities held by those entities except to the extent of his pecuniary interest therein.

The selling shareholders are participating in this offering under registration rights presently granted to them. We have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants.

				Number of	Ownership After
Name and Address of	Currently Held			Shares	the Offering(1)
Beneficial Owner	Shares		Percentage	Registered	Shares	Percentage
LES R. BALEDGE 668 N. Sequoyah Drive Fayetteville, AR 72701	60,000	(2)	*	60,000	-0-	0%
LEONID FRENKEL 401 City Avenue , Suite 526 Bala Cynwyd, PA 19004	102,600	(3)	1.0%	60,000	42,600	*
TRIAGE OFFSHORE FUND, LTD. c/o Triage Advisors 401 City Avenue, Suite 526 Bala Cynwyd, PA 19004	204,368	(4)	2.0%	104,160	100,208	1.0%
TRIAGE CAPITAL MANAGEMENT, L.P. c/o Leon Frenkel, Sr. Manager 401 City Avenue, Suite 526 Bala Cynwyd, PA 19004	34,740	(5)	*	25,200	9,540	*
TRIAGE CAPITAL MANAGEMENT B, L.P. c/o Leon Frenkel, Sr. Manager 401 City Avenue, Suite 526 Bala Cynwyd, PA 19004	49,292	(6)	*	38,640	10,652	*
CAPITAL PROPERTIES LLC c/o Gus Blass III, General Manager 212 Center Street, Suite 800 Little Rock, AR 72201	163,500	(7)	1.6%	30,000	133,500	1.4%
GUS BLASS, II 10 W. Palisades Dr. Little Rock, AR 72207	30,000	(8)	*	30,000	-0-	0%
MARK D. WITTMAN 20 Beacon Hill Lane Phoenixville, PA 19460	15,600	(9)	*	6,000	9,600	*
ALTA PASTERNACK 1323 Valley Road Villanova, PA 19085	6,000	(10)	*	6,000	-0-	0%
Total	666,100			360,000	306,100

*	Less than 1% of the shares outstanding.
(1)
For purposes of calculating shares beneficially owned after this offering, it is assumed that the offered shares have been sold pursuant to this offering. The selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their offered shares since the date on which they provided information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

(2)	Consists of 60,000 shares issuable upon the exercise of warrants, including 60,000 shares offered in this offering.
(3)
Consists of 60,000 shares issuable upon the exercise of warrants held directly by the selling stockholder which comprises the 60,000 shares offered in this offering, and 42,600 shares issuable upon the exercise of warrants held by Periscope Partners, L.P., a limited partnership of which the selling stockholder is the General Partner.

(4)
Consists of 204,368 shares issuable upon the exercise of warrants, including 104,160 shares offered in this offering. The selling shareholder has identified Leonid Frenkel as the Managing Member of Triage Capital LF Group LLC which acts as the manager of a limited liability company that acts as general partner to Triage Advisors, L.P., investment manager of Triage Offshore Fund, Ltd., as a natural person with sole voting and dispositive power over the shares.

(5)
Consists of 34,740 shares issuable upon the exercise of warrants, including 25,200 shares offered in this offering. The selling shareholder has identified Leonid Frenkel as the Managing Member of Triage Capital LF Group LLC which acts as the general partner to a general partner of Triage Capital Management, L.P., as a natural person with sole voting and dispositive power over the shares.

(6)
Consists of 49,292 shares issuable upon the exercise of warrants, including 38,640 shares offered in this offering. The selling shareholder has identified Leonid Frenkel as the Managing Member of Triage Capital LF Group LLC which acts as the general partner to a general partner of Triage Capital Management B, L.P., as a natural person with sole voting and dispositive power over the shares.

(7)
Includes 101,000 shares issuable upon the exercise of warrants, including 30,000 shares offered in this offering. The selling shareholder has identified Gus Blass II as the general manager of Capital Properties LLC, as a natural person with sole voting and dispositive power over the shares.

(8)	Consists of 30,000 issuable upon the exercise of warrants, including 30,000 shares offered in this offering.
(9)	Consists of 15,600 shares issuable upon the exercise of warrants, including 6,000 shares offered in this offering.
(10)	Consists of 6,000 shares issuable upon the exercise of warrants, including 6,000 shares offered in this offering.

PLAN OF DISTRIBUTION

General

As used in this prospectus, the term “selling shareholders” includes the pledgees, donees, transferees and their successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer.

Transactions. The selling shareholders may offer and sell their shares of common stock in one or more of the following transactions:

•	on the Nasdaq SmallCap Market,
•	in the over-the-counter market,
•	in privately negotiated transactions,
•	for settlement of short sales, or through long sales, options or transactions involving cross or block trades,
•	by pledges to secure debts and other obligations, or
•	in a combination of any of these transactions.

Prices. The selling shareholders may sell their shares of common stock at any of the following prices:

•	fixed prices which may be changed,
•	market prices prevailing at the time of sale,
•	prices related to prevailing market prices, or
•	privately negotiated prices.

Direct Sales; Agents, Dealers and Underwriters. The selling shareholders may effect transactions by selling their shares of common stock in any of the following ways:

•	directly to purchasers, or
•	to or through agents, brokers, dealers or underwriters designated from time to time.

Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders might be deemed to be underwriters, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

Each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders.

In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Supplements. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering. In particular, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

State Securities Law. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses; Indemnification. We will receive up to $820,800 upon exercise of the warrants by the selling shareholders but we will not receive any of the proceeds from the sale of the common stock sold by the selling shareholders. We will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We have agreed to indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Davis Graham & Stubbs LLP, Denver, Colorado.

EXPERTS

Our consolidated financial statements as of June 30, 2005 and for the year then ended incorporated herein by reference in this registration statement have been audited by Grant Thornton LLP, independent registered public accounting firm as set forth in their report thereon. Such financial statements are incorporated by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing in giving said report.

Our consolidated financial statements as of June 30, 2004, and for each of the years in the two-year period ended June 30, 2004, have been incorporated by reference in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s Website at “http://www.sec.gov.”

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is completed:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005;

•	Our Quarterly Reports on Form 10-Q for the quarterly period ending September 30, 2005;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act filed since June 30, 2005;

•	Our definitive Proxy Statement filed on October 28, 2005; and

•	The description of our common stock contained in the Registration Statement on Form 8-A filed on December 5, 1996, and as amended December 10, 1996, under Section 12(g) of the Exchange Act.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Streicher Mobile Fueling, Inc.
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
Attention: Secretary
(954) 308-4200

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance And Distribution

The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the registrant in connection with the offering.(1) The registrant has agreed to pay all the costs and expenses of this offering.

Securities and Exchange Commission Registration Fee	$212
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	25,000
Miscellaneous	3,788
Total	$44,000

(1)	The amounts set forth above are in each case estimated.

Item 15.  Indemnification of Directors and Officers

Florida Business Corporation Act. Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) generally permits the Registrant to indemnify its directors, officers, employees and other agents who are subject to any third-party actions because of their service to the Registrant if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, the Registrant may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This Section also permits a corporation further to indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) a transaction in violation of Section 607.0834 of the FBCA (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Furthermore, Section 607.0831 of the FBCA provides, in general, that no director shall be personally liable for monetary damages to the Registrant or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable, (iv) in a proceeding by or in the right of the Registrant to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the Registrant, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the Registrant or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

Insurance. In addition to the foregoing, the Registrant carries insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act of 1933, as amended.

Item 16.  Exhibits

Exhibit	Description
4.1	Form of Common Stock Certificate filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form SB-2 (No. 333-11541) and incorporated by reference herein.
4.2	Form of Warrants dated September 1, 2005 filed as Exhibit 10.4 to the Registrant’s Form 8-K filed with the Commission on September 8, 2005 and incorporated by reference herein.
5.1	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of Grant Thornton LLP
23.2	Consent of KPMG LLP
23.3	Consent of Davis Graham & Stubbs LLP is contained in its opinion filed as Exhibit 5.1
24.1	Power of Attorney

Item 17.  Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is deemed a part of and included in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on January 19, 2006.

STREICHER MOBILE FUELING, INC.

By:	/s/ RICHARD E. GATHRIGHT

Name: Richard E. Gathright Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard E. Gathright and Michael S. Shore his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard E. Gathright	President, Chief Executive Officer and Director	January 19, 2006
Richard E. Gathright	(principal executive officer)

/s/ Michael S. Shore	Sr. Vice President and Chief Financial Officer	January 19, 2006
Michael S. Shore	(principal financial and accounting officer)

/s/ Wendell R. Beard	Director	January 19, 2006
Wendell R. Beard

/s/ Larry S. Mulkey	Director	January 19, 2006
Larry S. Mulkey

/s/ C. Rodney O’Connor	Director	January 19, 2006
C. Rodney O’Connor

/s/Robert S. Picow	Director	January 19, 2006
Robert S. Picow

/s/ W. Greg Ryberg	Director	January 19, 2006
W. Greg Ryberg

/s/ Steven R. Goldberg	Director	January 19, 2006
Steven R. Goldberg

EXHIBIT INDEX

5.1	Opinion of Davis Graham & Stubbs LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included in the signature page)